Exhibit 10.8.2

THIRD AMENDMENT TO LEASE AGREEMENT

THIS THIRD AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is made and entered into on this 12th day of October, 2006 (the “Effective Date”) by and between SWEETWELL INDUSTRIAL ASSOCIATES, L.P., a Delaware limited partnership (“Landlord”), and SYPRIS ELECTRONICS, LLC, a Delaware limited liability company (“Tenant”).

WHEREAS, Tenant is the current lessee, and Landlord is the current lessor, under that certain Lease Agreement dated April 27, 1979 by and between John Hancock Mutual Life Insurance Company, as lessor, and Honeywell, Inc., as lessee, which Lease Agreement demises certain premises (the “Demised Premises”) located in the City of Tampa, Hillsborough County, Florida and legally described on Page 1 of the Lease Agreement; the original Lease Agreement, as amended by First Amendment to Lease Agreement made as of the 25th day of October 1991 (the “First Amendment”), and by Agreement Relating to Fourth Renewal of Lease last dated November 1, 2000 (the “Second Amendment”), and as supplemented by that Letter Agreement between Landlord and Tenant dated August 30, 2006 (the “Letter Agreement”), is referred to in this Amendment as the “Lease”; and

WHEREAS, the current term of the Lease expires on April 26, 2007, subject to one remaining five-year renewal option provided for in the First Amendment in favor of Tenant to renew the Lease for a fifth renewal term to expire on April 26, 2012, but Landlord and Tenant have agreed that such fifth renewal term shall be for a period of ten (10) years to commence on January 1, 2007 (the “Fifth Renewal Term”) and, in connection with the extension of the Lease for the Fifth Renewal Term, to otherwise amend the Lease as provided for in this Amendment.

NOW, THEREFORE, for and in consideration of the mutual promises and covenants contained herein, along with other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Recitals and Definitions. The above Recitals are true and correct and are a part of this Amendment. Words used in this Amendment without definition, but which are defined in the Lease, have the same meaning in this Amendment as in the Lease.

2. Extension of Lease for Fifth Renewal Term. The Lease is hereby extended for a 10-year Fifth Renewal Term. The Fourth Renewal Term shall expire on December 31, 2006 and the Fifth Renewal Term shall commence on January 1, 2007 and expire on December 31, 2016.

3. Basic Rental During Fifth Renewal Term. The Basic Rent for the Fifth Renewal Term shall be as follows:

(a) Initial Basic Rent. For the first year of the Fifth Renewal Term, Tenant shall pay, as Basic Rent for the Demised Premises, the sum of One Million Three

Hundred Twenty-Five Thousand Seven Hundred Seventy-Six and No/100 Dollars ($1,325,776) per year (or $4.30 per square foot of rental space), payable, pursuant to the procedures set forth in Paragraph 1.2 of the Lease, in equal monthly installments of One Hundred Ten Thousand Four Hundred Eighty-One and 33/100 Dollars ($110,481.33).

(b) Annual Adjustments to Basic Rent. Commencing January 1, 2008 and continuing on each January 1st during the remainder of the Fifth Renewal Term and during the Sixth Renewal Term, Seventh Renewal Term and Eighth Renewal Term, if exercised by Tenant as provided for in Section 4 below (each, an “Adjustment Date”), the monthly Basic Rent shall increase by a percentage equal to the lesser of (i) two and one-half percent (2.5%), or (ii) the same percentage as the increase, if any, in the Consumer Price Index “U.S. City Average, All Items, All Urban Consumers, 1982-1984 =100” published by the United States Department of Labor, Bureau of Labor Statistics (the “CPI”), during the 12-month period commencing with the month of October in the calendar year two years prior to the Adjustment Date and ending with the month of October in the calendar year immediately preceding the Adjustment Date (the “CPI Reference Period”) (by example, the CPI Reference Period for the Adjustment Date of January 1, 2008 will commence with the CPI for October, 2006 and end with the CPI for October, 2007). Such percentage increase in the CPI shall be determined annually based upon the increase in the CPI for the CPI Reference Period, by comparing the CPI for October of the prior year with the CPI for October of the then current year. If, during the term of this Lease, the CPI shall (i) become unavailable to the public because publication is discontinued, or (ii) be substantially revised, Landlord and Tenant shall use, in lieu of the CPI, the successor index that is then being most commonly used in the real estate industry as a substitute for the CPI to determine increase in rental in leases, or, if no such successor index exists, Landlord and Tenant shall designate a successor substantially equivalent index and make such adjustments, if any, to the successor index as they deem appropriate in order to obtain substantially the same result as would have been obtained if the CPI had not been discontinued or revised.

(c) Notice of Basic Rent Adjustment. On or before December 10th of each lease year, Landlord shall submit to Tenant a statement setting forth the adjustment to Basic Rent as a result of the foregoing process. Commencing as of January of the ensuing lease year and on the first day of each month thereafter, Tenant shall pay to Landlord the increased Basic Rent in the manner provided in Paragraph 1.2 of the Lease. The failure of Landlord to submit the statement required pursuant to this Paragraph shall not prejudice Landlord’s right to thereafter render such a statement, but Tenant shall not be required to pay such adjustment until such statement is rendered.

4. Additional Renewal Terms. At the end of the Fifth Renewal Term, Tenant shall have three (3) separate options to renew the Lease for three (3) consecutive renewal terms of five (5) years each (hereinafter the “Sixth Renewal Term”, the

“Seventh Renewal Term” and the “Eighth Renewal Term”, respectively) under the same terms and conditions of this Lease. Such options shall be exercised by Tenant giving written notice to Landlord at least twelve (12) months prior to the end of the preceding renewal term of its intention to so renew; provided that Tenant shall not be in default (beyond the applicable notice and cure period) of any terms of this Lease when it gives notice of its intent to renew and Tenant shall not be in default (beyond the applicable notice and cure period) at the beginning of any renewal term. During each renewal term, the monthly Basic Rent shall increase annually on each January 1st as provided for in Paragraph 3(b) above.

5. Additional Tenant Improvement Allowance. Within ninety (90) days after the execution of this Third Amendment, Landlord shall pay to Tenant a tenant improvement allowance (the “Tenant Improvement Allowance”) in the sum of One Million Two Thousand Forty and No/100 Dollars ($1,002,040.00) ($3.25 per square foot of rental space), which allowance, at Tenant’s option, shall be (i) used, within thirty (30) months after Tenant’s receipt of the Tenant Improvement Allowance, to pay for the cost of the Landlord approved improvements listed on Exhibit “B” (the “Contemplated Improvements”), and/or (ii) credited against Basic Rent for up to a total of three (3) months during the remainder of the Fourth Renewal Term or during the first year of the Fifth Renewal Term. The Contemplated Improvements shall be (i) subject to Landlord’s reasonable approval and other conditions stated in Paragraph 2.1 of the Lease, (ii) performed by Tenant or by contractors or subcontractors obtained by Tenant, according to plans and specifications approved by Landlord, which approval shall not be unreasonably withheld, delayed or conditioned, and (iii) except for funding from the Tenant Improvement Allowance, entirely paid for by Tenant (including, without limitation, costs to design the work and prepare drawings, costs of construction, labor and materials, as well as related taxes and insurance costs). Until the earlier of (i) thirty (30) months after Tenant’s receipt of the Tenant Improvement Allowance or (ii) such time as Tenant has provided Landlord evidence, reasonably satisfactory to Landlord, that Tenant has fully spent the Tenant Improvement Allowance in accordance with this Section 5, Tenant shall provide the Landlord with regular accountings of Tenant’s expenditures of the Tenant Improvement Allowance. If Tenant has not accounted for spending the entire Tenant Improvement Allowance in accordance with this Section 5 within thirty (30) months after Tenant’s receipt of the funds, Tenant shall refund to Landlord any such unused balance of the Tenant Improvement Allowance no later than thirty (30) days after expiration of the 30-month expenditure period. Tenant shall have no obligation to remove any of the Contemplated Improvements (or any improvements previously made to the Demised Premises) upon the expiration or termination of the Lease.

6. Reduction in Demised Premises. Landlord and Tenant have agreed that Landlord may obtain a release of certain land from the original Demised Premises (a “Land Release”), in accordance with the following:

(a) Released Land and Retained Land. The exact land to be released (“Released Land”) has not yet been determined, but the Landlord and Tenant currently contemplate that, subject to the terms of this Section, the Released Land will contain approximately 17 acres, more or less, as shown on Exhibit “A” to this Amendment (subject to mutually acceptable adjustments to be shown on the Approved Survey, which is described below in Section 7(b)). Following any Land Release, the remaining land included in the Demised Premises (the “Retained Land”), will contain, at a minimum, in addition to the existing approximately 308,320 square foot building (the “Building”), (i) no less than eight hundred (800) parking spaces in paved parking lots that are in close proximity to the Building (i.e. no further from the Building than the existing parking) and (ii) sufficient land to meet landscaping, floor area ratio, impervious area requirements, drainage requirements and all other requirements of applicable laws, codes, ordinances and regulations (collectively, the “Code Requirements”).

(b) Survey. Landlord will initiate a Land Release by providing to Tenant an ALTA/ACSM Survey of the proposed Released Land and Retained Land, together with evidence, reasonably satisfactory to Tenant, that the Retained Land meets all Code Requirements. Landlord and Tenant shall use good faith diligent effort to agree upon a Survey and legal description of the Released Land and the Retained Land within 15 business days following Tenant’s receipt of the Survey, or as soon thereafter as is practical using good faith diligent efforts. The Survey (including legal descriptions) agreed upon by Landlord and Tenant is referred to below as the “Approved Survey.”

(c) Plat. Following agreement upon the Approved Survey, and if required by governmental authorities, Landlord shall proceed to have the Released Land and Retained Land platted consistent with the Approved Survey and in accordance with applicable subdivision regulations and all other Code Requirements. Tenant shall provide to Landlord reasonable cooperation in connection with the platting process, but shall not be required to incur any costs in connection therewith. The final plat of the Released Land and Retained Land (the “Final Plat”) shall be subject to Tenant’s approval, not to be unreasonably withheld, delayed or conditioned.

(d) Drainage and Other Easements. Landlord may propose off-site common drainage and other reciprocal easements to serve both the Released Land and the Retained Land, (each, an “Easement”). Any Easement shall be subject to Tenant’s approval, not to be unreasonably withheld, delayed or conditioned. It shall be Landlord’s responsibility to insure that prior to the recordation of the Final Plat the Retained Land has sufficient drainage facilities either on the Retained Land or through Easements to fully serve the Retained Land and comply with all Code Requirements.

(e) Landlord’s Work. Landlord shall be responsible, at its cost, for the performance of any alterations and other work required to the Released Land or the Retained Land to allow the division of Released Land and Retained Land into separate ownership and comply with all applicable Code Requirements (the “Landlord’s Work”).

(f) Compliance with Restrictive Covenants. Landlord shall provide an estoppel certificate from the Park Management, as defined in paragraph 16 of Exhibit “A” to the Trustee’s Deed recorded at O.R. 2090, page 872, public records of Hillsborough County, Florida that the Retained Land is in compliance with all restrictive covenants contained in said Trustee’s Deed.

(g) Lease Amendment and Amended Memorandum of Lease. Following the preparation of the Final Plat, if required, and any Easement(s) and the completion of the Landlord’s Work, the Landlord and Tenant shall enter into an Amendment to the Lease (the “Reduction Amendment”) confirming the release (contingent upon the recordation of the approved Final Plat, if required, and any Easement(s)) of the Released Land from the original Demised Premises and shall concurrently record, at Landlord’s expense, the Final Plat (if any) and the Easements and, at Tenant’s expense, a memorandum of the Lease which shall evidence of record the extended term of the Lease and the remaining renewal terms and the new Demised Premises, and shall terminate any existing memorandum of the Lease of record. The date the Reduction Amendment is fully executed shall be known as the “Land Release Date”. Upon the Land Release Date, the Released Land shall no longer be subject to the Lease, such date shall be considered the expiration date of the Lease in respect of the Released Land and thereafter neither party shall have any further obligations to the other in respect of the Released Land, other than those obligations that arose or accrued prior to the Land Release Date and those obligations that survive the expiration of the Lease in respect of the Released Land, including, without limitation, any and all indemnification obligations under the Lease.

7. Taxes. Landlord and Tenant agree to amend the responsibility for the payment of Taxes on the Demised Premises as follows:

(a) Separate Assessment. Following the completion of a Land Release, Landlord shall promptly obtain separate assessments and a separate tax bill for each of the Released Land and Retained Land (the “Separate Assessment”) and, thereafter, the term Taxes, as used in Section 9.1 of the Lease shall only apply to the Taxes on the Retained Land and the improvements thereon, which will be the new Demised Premises under the Reduction Amendment.

(b) Taxes Prior to Separate Assessment. Beginning with the tax year in which a Land Release occurs and continuing until the tax year for which the Separate Assessment is obtained, Landlord shall be responsible for a portion of the Taxes allocated to the Released Land, as follows: (A) the total Taxes for the tax year on the “Total Land” (defined as the Retained Land together with the Released Land), exclusive of any Taxes on any improvements, multiplied by; (B) a fraction the numerator of which will be the acreage of the Released Land and the denominator of which is 38.1 (being the acreage of the Total Land), and then multiplied by; (C) a fraction, the numerator of which will be the number of days remaining in the tax year from the date of execution of the Reduction Amendment and the denominator of which is 365. Landlord shall reimburse Tenant for Landlord’s share of Taxes within thirty (30) days following Landlord’s receipt of an invoice from Tenant accompanied by a copy of the bill for the Taxes from the taxing authority. Prior to execution of the Reduction Amendment, Landlord and Tenant will estimate the amount of Taxes due from Landlord for the then-current tax year and Landlord will pay such estimated amount to an escrow agent mutually acceptable to Landlord and Tenant, to be held, pursuant to a mutually acceptable escrow agreement to be executed by Landlord, Tenant and the escrow agent, as security for Landlord’s tax obligation. Landlord’s Lender shall be deemed an acceptable escrow agent.

(c) Increase in Taxes due to Sale. In the event that Taxes for the Demised Premises increase by more than three percent (3%) during any one of the first three (3) tax years immediately following a sale of the Demised Premises (the dollar amount of such increase in excess of such 3% being referred to as a “Post Sale Increase”), Landlord shall be responsible for the payment of the amount of the Post Sale Increase for the year in which the Post Sale Increase occurs and each subsequent tax year during the remainder of the then-current Lease term and any subsequent renewal term(s); provided that Tenant may elect by written notice to Landlord, given after Tenant’s receipt of the tax bill for any of the three applicable tax years and prior to the end of the subject tax year, to elect to ignore the increase for such year as a Post Sale Increase, in which event the increase for the next year (unless Tenant again elects to ignore the increase, until the next year) in excess of 3%, if any, shall be the Post Sale Increase (a “Deferment of Increase Determination”). In the event that Tenant elects a Deferment of Increase Determination, Tenant shall not thereafter be able to elect to use the increase in Taxes from the year as to which Tenant elected the Deferment of Increase Determination to determine the Post Sale Increase. So, for example, if Taxes increase 4% in the year following a sale, but Tenant elects a Deferment of Increase Determination, and in the following year Taxes increase 2% (and again Tenant elects a Deferment of Increase Determination) and in the following year Taxes increase 3%, Tenant shall not be entitled to determine the Post Sale Increase based upon the 4% and there shall be no Post Sale Increase. The Post Sale Increase shall be adjusted (increased or decreased) for each tax year based upon a pro rata share of any subsequent increases or decreases in the Taxes on the Demised Premises during the remainder of the then-current Lease term and any subsequent renewal term(s). So, for example, if the Taxes on the Demised Premises increase by 2%, the Post Sale Increase, which is payable by Landlord, shall also increase by 2%. Landlord shall reimburse Tenant for the Post Sale Increase within thirty (30) days following Landlord’s receipt of an invoice from Tenant accompanied by a copy of the bill for the Taxes from the taxing authority. If Landlord fails to reimburse Tenant when required, and such failure continues for an additional ten (10) days following written notice of such failure to Landlord, Landlord also shall pay to Tenant interest at the annual rate of “Prime” plus two (2%) percent on the unpaid amount from the date when due until the date paid and Tenant may offset monthly up to 25% (or such higher percentage as is required to fully recover the amount owed over the then remaining term) of the amount of subsequent Basic Rent payments until Tenant has been paid such amounts (including any interest) in full. For purposes of this Lease, “Prime” rate” shall mean the rate of interest of Citibank, N.A. publicly announces from time to time as its prime or base rate. If Citibank shall cease to exist, Landlord may designate a reputable substantial New York bank to be used to determine the Prime rate.

8. Removal of Purchase Option. The language in Paragraph 17.1 on Page 22 of the Lease Agreement is hereby modified by deleting the phrase “its option to purchase the Demised Premises”. Article 18 on Pages 22 and 23 of the Lease Agreement, as amended by Paragraph 4 of the First Amendment, is deleted in its entirety. The language in Paragraph 19.1 on Page 23 of the Lease Agreement is hereby modified by deleting the phrases “or pursuant to Article 18 concerning the price to be paid by Tenant to purchase the Demised Premises,” and “or said price.” The language in Paragraph 19.2 and 19.3 on Pages 23 and 24 of the Lease Agreement is hereby modified by deleting the word “/sale” or “/price”, where applicable.

9. Brokerage. Landlord and Tenant represent and warrant to each other that no broker has been involved in connection with the transactions described in this Third Amendment, except for Cushman & Wakefield of Florida, Inc. (“Broker”), whose commission shall be paid by Landlord pursuant to a separate agreement with Broker and without any right for contribution from and/or reimbursement by Tenant.

10. Existing Claims. Landlord and Tenant acknowledge that, to the best of each party’s knowledge, as of the date this Third Amendment is executed, neither party has any claim against the other party based upon or in connection with a failure of the other to comply with the terms of the Lease.

11. Guaranty. The obligations of Tenant under this Lease shall be guaranteed by Sypris Solutions, Inc., a Delaware corporation, pursuant to an agreement in the form of the Lease Guaranty attached hereto as Exhibit ”C”, which shall be executed and delivered to Landlord concurrently with Tenant’s execution and delivery of this Third Amendment.

12. Lender Approval. This Amendment is contingent upon Landlord’s receipt of written approval from the holder of the mortgage encumbering the Demised Premises (as evidenced by the Approval of Lender attached hereto) (the “Lender Approval”). Landlord will use due diligence and commercially reasonable efforts to obtain the Lender Approval. In the event that the Lender Approval is not obtained by December 31, 2006, either party shall have the right to terminate this Amendment until such Lender Approval is obtained. In the event that this Amendment is terminated under this Section, the Lease shall continue in full force and effect, as if this Amendment had never been executed and Tenant may, at its option, proceed, in accordance with the Letter Agreement, to exercise its remaining five-year renewal option, provided for in the First

Amendment and referenced in the Recitals to this Amendment, to extend the expiration date of the Lease term to April 26, 2012.

13. Amendment Limited. Except as provided for in this Amendment and except as may be required for consistency with this Amendment, the Lease remains unmodified and in full force and effect.

14. Successors and Assigns. This Amendment shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto.

15. Counterpart Execution. This Amendment may be executed in multiple identical counterparts, all of which together shall constitute one document and this Amendment. The parties authorize the signature pages to be detached from the counterparts of this Amendment and all attached to one counterpart to form a single integrated document.

16. Electronic Delivery. The parties agree that signed copies of this Amendment delivered electronically may be relied upon, and that it shall not be necessary to obtain a copy containing an original signature for the enforceability of this Amendment.

IN WITNESS WHEREOF, authorized representatives of Landlord and Tenant have executed this Amendment as shown below, effective as of the Effective Date.

SWEETWELL INDUSTRIAL ASSOCIATES, L.P.		SYPRIS ELECTRONICS, LLC

By:	/s/ E. Robert Roskind	By:	/s/ David L. Monaco

Name:	E. Robert Roskind	Name:	David L. Monaco
Title:	General Partner	Title:	VP of Finance